EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form SB-2 on Form S-1 (File No. 333-147456) of our report, dated April 1, 2008, on our audit of the financial statements of Grand River Commerce, Inc. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

St. Louis, Missouri
April 22, 2008